Exhibit 10.3
OSTEOTECH, INC.
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT is effective as of the 31st day of December 2008, between OSTEOTECH, INC., a Delaware corporation (the “Corporation”) and Sam Owusu-Akyaw (the “Employee”).
WITNESSETH:
WHEREAS, the Corporation and the Employee have entered into that certain Employment Agreement, effective as of the 2nd day of July 2004 (the “Employment Agreement”), pursuant to which the Corporation retained the Employee as President and Chief Operating Officer and have previously amended that agreement; and
WHEREAS, the Corporation and the Employee now desire to further amend the terms of the Employment Agreement principally for the purpose of bringing it into compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:
1. Section 2 is amended by adding thereto the following sentence:
The Employee’s most current, title, duties and compensation will be found in the permanent employment files in the Corporation’s Human Resources Department.
2. Section 9 of the Employment Agreement is hereby amended by adding thereto the following:
(d)	409A Payment Trigger. For the purpose of this Section 9, for the purpose of paying all amounts subject to section 409A of the Internal Revenue Code and for the purpose of qualifying for the exemption from 409A for separation pay due to involuntary separation from service without cause (the so-called “2X exception”), all references to termination of employment, terminate employment, termination date and other derivatives of those words shall be construed and applied to mean Separation From Service.

(e)	409A Delay. Notwithstanding the foregoing, to the extent that any payment due hereunder is: (i) deferred compensation subject to section 409A of the Internal Revenue Code, and (ii) is payable to a specified employee (as that term is defined in section 409A), and (iii) is payable when the Corporation is a publicly traded company (as defined in section 409A), and (iv) is payable on account of the specified employee’s Separation From Service, payment of any part of such amount that would have been made during the six (6) months following the Separation From Service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the Separation From Service.

(i)	Identifying Specified Employees. For this purpose, specified employees shall be identified by the Corporation (I) on a basis consistent with regulations issued under section 409A, and (II) as required by regulations issued under section 409A, on a basis consistently applied to all plans, programs, contracts, agreements, etc. maintained by the Corporation that are subject to section 409A.
(ii)	Interpretation. It is expressly intended that, to the maximum extent permitted by law, benefits under this Agreement shall be exempt from section 409A (e.g., as a separation pay plan that provides for separation pay only upon an involuntary separation from service without cause). To the extent that section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of section 409A. Neither the Corporation nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to the Employee or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Employee or other person on account of any amounts under this Agreement or on account of any failure to comply with any Code section.
(f)	Separation From Service. As used in this Agreement, the term “Separation From Service” (and derivatives of that phrase such as “Separates,” and “Separated From Service”) shall mean a severance of the Employee’s employment relationship with the Corporation and all affiliates, if any, for any reason other than the Employee’s death, as determined subject to the following:
(i)	Facts and Circumstances & 20% Rule. Whether a Separation From Service has occurred is determined based on whether the facts and circumstances indicate that the Corporation and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Corporation and all affiliates if the Employee has been providing services to the Corporation and all affiliates less than thirty-six (36) months). A transfer from employment with the Corporation to employment with an affiliate of the Corporation shall not constitute a Separation From Service. For this purpose “affiliate” shall be determined in accordance with regulations issued under section 409A of the Internal Revenue Code but using an eighty percent (80%) ownership test.

(ii)	Leaves of Absence. A Separation From Service shall not be deemed to occur while the Employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Employee retains a right to reemployment with the Corporation or an affiliate under an applicable statute or by contract. If the period of leave exceeds six (6) months and the Employee does not retain a right to reinstatement under an applicable statute or by contract, the Separation From Service is deemed to occur on the first date immediately following the six (6) month period. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Employee will return to perform services for the Corporation or an affiliate. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the Employee to be unable to perform the duties of his or her position of employment.
3. Other than as set forth in this Amendment, all of the terms and conditions of the Employment Agreement shall continue in full force and effect.
4. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the conflicts of laws of the State of New Jersey or any other jurisdiction.
IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 2 to Employment Agreement effective as of the date first above written.

OSTEOTECH, INC.		EMPLOYEE:

By:	/s/ Mark H. Burroughs	By:	/s/ Sam Owusu-Akyaw

Name:	Mark H. Burroughs	Name:	Sam Owusu-Akyaw
Title:	EVP/CFO	Title:	President and Chief Executive Officer

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